Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION PRESIDENT AND CEO BAIRD WHITEHEAD RETIRES;

EDWARD B. CLOUES, II, CHAIRMAN OF THE BOARD, TO SERVE AS INTERIM CEO

RADNOR, PA (Globe Newswire) October 26, 2015 – Penn Virginia Corporation (NYSE: PVA) today announced that Baird Whitehead, President and Chief Executive Officer, has retired as an officer of the Company. Mr. Whitehead had previously indicated his intention to retire this year. Edward B. Cloues, II, who has served as the Company’s Chairman of the Board since May 2011 and a director since 2001, will assume the additional role of interim Chief Executive Officer, effective immediately. Mr. Whitehead will continue to serve as a director of the Company.

“Over the past several years, as a team we succeeded in transforming the Company to a virtually exclusive Eagle Ford oil producer,” said Mr. Whitehead. “As the industry’s challenges continue, I have complete confidence that a new CEO will work with the Penn Virginia team to meet those challenges and realize the Company’s significant potential. Now is a good time to begin that transition.”

“Baird has been a strong leader as the Company has confronted a difficult environment,” said Mr. Cloues. “His industry and Company experience and his continued role on our Board will be valuable as we plan for the future.”

Mr. Cloues said that his initial focus will be to work with Jefferies LLC and the Company’s other advisors to restructure the Company’s balance sheet and enhance its liquidity. He noted that the Company has an excellent asset in its Eagle Ford properties and his goal is to develop a viable path forward through at least 2017.

Mr. Cloues served as the Chairman and Chief Executive Officer of K-Tron International, Inc., a NASDAQ Global Select Market company, from 1998 until its sale in 2010. He also was the non-executive Chairman of the general partner of PVR Partners, L.P., a New York Stock Exchange listed master limited partnership engaged principally in the natural gas midstream business, prior to its sale in 2014. From 1979 to 1998, Mr. Cloues was a partner in the global law firm Morgan, Lewis & Bockius LLP, specializing in mergers and acquisitions and other major business transactions.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Contact:       James W. Dean

                      Vice President, Corporate Development

                      Ph: (610) 687-7531 Fax: (610) 687-3688

                      E-Mail: invest@pennvirginia.com